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                                                                    EXHIBIT 99.1

(NATIONAL OILWELL LOGO)

NEWS     CONTACT: STEVE KRABLIN
                                                                  (713) 346-7773

FOR IMMEDIATE RELEASE


                 NATIONAL OILWELL REPORTS FIRST QUARTER EARNINGS


HOUSTON, TX, April 28, 2004--National-Oilwell, Inc. (NYSE: NOI) today announced results for the first quarter of 2004, reporting net income of $11.0 million, or $0.13 per diluted share, compared to fourth quarter 2003 net income of $19.5 million, or $0.23 per diluted share. Revenues were $496 million for the period compared to fourth quarter revenues of $530 million.

Backlog of capital equipment orders increased to $412 million at March 31, 2004, compared to $339 million at December 31, 2003. Revenues from backlog for the first quarter were $128 million, with order additions for the period of $201 million.

PRODUCTS AND TECHNOLOGY GROUP

Revenues of $305 million in the first quarter were down $44 million sequentially, primarily due to a decrease in capital equipment revenues realized in the current period. Operating income fell by $21 million due to the reduction in revenues and lower margins on the capital equipment portion.

DISTRIBUTION SERVICES GROUP

Revenues of $218 million were up $7 million sequentially, primarily due to strength in the U.S. market. Operating income rebounded strongly from the fourth quarter of 2003.

"Our backlog of capital equipment orders jumped sharply during the quarter to over $400 million, which we believe is the first tangible indication of the start in the long awaited capital equipment replacement cycle," stated Pete Miller, Chairman, President and CEO of National Oilwell. "After more than 20 years of fleet attrition in both land and offshore markets throughout the world, the need for new, technologically advanced equipment is building. Global demand for oil and gas continues to grow, and new supplies will only be available by increased drilling in areas of ever increasing difficulty. While current demand for capital equipment continues to come mainly from international land and offshore customers, we believe the need for updated equipment also exists in North America.

                                     -more-

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"We are now marketing a new, highly mobile land rig designed to compete effectively in the North American market. Known as the Ideal Rig(TM), capabilities include drilling to depths of up to 18,000 feet and significantly better utilization potential for drilling contractors due to its fast rig up and mobilization characteristics. Backed by quality guarantees associated with all National Oilwell products, we believe this rig, priced at $6.9 million after volume rebates, can justify the replacement of older, less efficient equipment built in the late 1970s and early 1980s.

"Our first quarter results suffered in part due to the positive outlook that we see. We cannot justify significantly reducing fixed costs when we clearly see a need that is only months away. Specifically, our capital equipment revenues in the quarter fell to $128 million. This decline is purely an issue of timing, and is certainly not an indicator of a slowdown in future business in 2004 and beyond. Our margins in the first quarter were hurt by the lower revenues and by higher costs of the components used to manufacture our products. We have addressed the latter through broad price increases beginning April 1, and by instituting a steel price surcharge on many of our outstanding quotations. These actions should fully restore our margins for the second half of this year.

"The actions we took in Distribution after the fourth quarter of 2003 have had positive effects, restoring margins to respectable levels. We continue to believe we can achieve even better operating margins and return on capital within this group."

The Company has scheduled a conference call today at 10:00 a.m. Central Time to discuss first quarter results. The call will be broadcast through the Investor Relations link on National Oilwell's web site at www.natoil.com, and a replay will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 719-457-2642 (participant code: 647839) five to ten minutes prior to the scheduled start time.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

                                     -more-



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The following table sets forth comparative data (in thousands, except per share data):

                                                     Quarter Ended                    Quarter Ended
                                                      December 31,                      March 31,
                                                     -------------             ----------------------------
                                                          2003                     2004             2003
                                                     -------------             -----------        ---------
Revenues
  Products and Technology Group                       $   349,045              $   304,767        $ 335,476
  Distribution Services Group                             211,424                  218,108          184,336
  Eliminations                                            (30,123)                 (26,670)         (19,236)
                                                      -----------              -----------        ---------
    Total                                             $   530,346              $   496,205        $ 500,576

Operating Income
  Products and Technology Group                       $    44,921    (1)       $    23,496        $  41,004    (1)
  Distribution Services Group                              (3,710)   (2)             5,480            2,782    (2)
  Corporate                                                (3,204)                  (3,224)          (3,120)
                                                      -----------              -----------        ---------
    Total                                             $    38,007 (1)(2)       $    25,752        $  40,666 (1)(2)

Net Income                                            $    19,509 (1)(2)       $    10,964        $  17,341 (1)(2)

Average diluted shares outstanding                         85,277                   85,935           84,476

Net income per diluted share                          $      0.23 (1)(2)       $      0.13        $    0.21 (1)(2)

Backlog for capital equipment at quarter end          $   339,000              $   412,000        $ 368,000

(1) Quarterly amounts in 2003 have been restated as described in our Annual Report.
(2) Quarterly amounts in 2003 have been restated as described in our Annual Report. Q4 2003 for Distribution Services
    includes charges related to a purchasing system problem for ten quarters prior to 2003 totaling $6,251.

Condensed Balance Sheet Data:

Cash and cash equivalents                             $    74,217              $    67,691
Other current assets                                    1,172,183                1,183,536
                                                      -----------              -----------
    Total current assets                                1,246,400                1,251,227
Net property, plant and equipment                         252,365                  249,342
Other assets                                              743,971                  739,630
                                                      -----------              -----------
    Total assets                                      $ 2,242,736              $ 2,240,199

Current liabilities                                   $   452,215              $   436,541
Long-term debt                                            593,980                  585,531
Other long-term liabilities                                90,364                   89,517
                                                      -----------              -----------
    Total liabilities                                   1,136,559                1,111,589

Minority interest                                          15,748                   15,972

Shareholders' equity                                    1,090,429                1,112,638
                                                      -----------              -----------
    Total liabilities and equity                      $ 2,242,736              $ 2,240,199

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